                                                                    EXHIBIT 10.2

                              [HEI INC LETTERHEAD]

May 16, 2003

Whitebox Hedged High Yield Partners
c/o Andrew J. Redleaf
Chief Executive Officer
Whitebox Advisors, LLC
3033 Excelsior Boulevard
Suite 300
Minneapolis, MN  55416


Dear Andy,

This letter is written to confirm the understanding between HEI, Inc. ("HEI") and Whitebox Hedged High Yield Partners ("Whitebox") relating to the Subordinated Promissory Note (the "Note") of HEI dated January 24, 2003 payable to the order of Colorado Madtech, Inc. ("CMED") in the original principal amount of $2,600,000 (the "Face Value") of the Note. We understand that CMED sold the Note to Whitebox on May 8, 2003. The Note is subordinated to certain indebtedness (the "Senior Debt") of HEI to LaSalle Business Credit, Inc. ("LaSalle") in accordance with the terms of a Subordination Agreement (the "Subordination Agreement") dated January 24, 2003 executed by CMED in favor of LaSalle, which Subordination Agreement is binding upon Whitebox as the transferee of the Note.

To encourage HEI to prepay the Note prior to its current maturity date, Whitebox has agreed to accept a discounted amount as payment in full of the outstanding principal amount of the Note if such payment is made on or before certain dates specified below (the discounted amount Whitebox will so accept as payment in full being determined by the date on which such payment is received). In addition, HEI and Whitebox have agreed to modify the Note in certain respects if the Note is not prepaid in full, in accordance with the provisions of the Note as modified hereby, on or before August 15, 2003.

DISCOUNTS. Whitebox agrees that the Face Value of the Note will be reduced by the following amounts (each a "Discount Amount"), and that Whitebox will accept as payment in full of the outstanding principal amount of the Note an amount equal to the Face Value of the Note as so reduced by the applicable Discount Amount, if such prepayment of principal is made by the Payment Date specified below with respect to the applicable Discount Amount:

Payment Date                                   Discount Amount
------------                                   ---------------
on or before June 16, 2003                        $430,000
thereafter and on or before July 15, 2003         $410,000
thereafter and on or before August 15, 2003       $390,000

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Any such principal payment shall be made together with a payment of all interest accrued on the Note through the Payment Date. (For example, in accordance with this provision, HEI shall be deemed to have prepaid the Note in full if, on July 15, 2003, HEI pays Whitebox an amount equal to $2,190,000, together with all interest accrued on the Note through such Payment Date.)

Upon receipt of any payment so deemed to constitute prepayment in full of the Note, Whitebox shall be deemed to have waived the right to receive payment of the applicable Discount Amount (payment of which Whitebox shall be deemed to have forgiven), and Whitebox shall cancel the Note and return it promptly (and in any event within 10 days from and after the receipt of such prepayment) to HEI marked "Paid in Full."

MODIFICATIONS. If HEI does not prepay the Note in full, in accordance with the provisions of the Note as modified hereby, on or before August 15, 2003, HEI and Whitebox will modify the Note (by an addendum to the Note or by issuance of an amended and restated promissory note issued in substitution for the Note, and by delivery of such additional documents and instruments as HEI and Whitebox may deem necessary, in each case in form and substance reasonably satisfactory to HEI and Whitebox) to incorporate the following terms:

         - To secure the Note, HEI will grant Whitebox a first priority mortgage on HEI's building and real estate located at 1495 Steiger Lake Lane, Victoria, Minnesota.

         - Accrued and unpaid interest on the Note through August 15, 2003, will be capitalized. Accordingly, the principal amount of the Note will be increased to an amount equal to the sum of (i) the outstanding principal amount of the Note as of August 15, 2003, plus (ii) accrued and unpaid interest on the Note through such date.

         - HEI shall prepay interest to accrue on the Note from and after August 15, 2003 through September 30, 2004 by issuing to Whitebox a warrant to purchase 400,000 shares of HEI common stock at an exercise price per share equal to 10% above the closing price of a share of HEI common stock on August 15, 2003. Such warrant will have a five-year term, expiring on August 15, 2008, and shall contain such other terms and conditions as to which HEI and Whitebox may agree, it being understood that the such warrant shall be in a form reasonably acceptable to both HEI and Whitebox.

         - HEI will be granted the right to extend, at its option, the maturity date of the Note from September 30, 2004 to March 31, 2005, provided that, in the event HEI exercises such option, the Note will bear interest during such extension period at an annual rate of 12%, payable monthly.

         - HEI will continue to have the right to prepay the Note at any time without premium or penalty.

CONDITION. Notwithstanding anything herein to the contrary, HEI shall have no obligations hereunder unless and until HEI shall have prepaid the Senior Debt in full and,
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in connection with such prepayment, LaSalle shall have acknowledged the termination of the Subordination Agreement.

OTHER AGREEMENTS. If this letter is in accordance with your understanding of our agreement, please indicate your acceptance by signing below and returning this letter to HEI. This letter may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall together constitute one and the same agreement. This letter shall be governed, construed and enforced in accordance with the internal laws of the State of Minnesota.

The parties have executed this letter agreement as of the date set forth above.

                                                 HEI, INC.

                                                 By /s/ Mack V. Traynor
                                                    -----------------------
                                                    Mack V. Traynor, President
                                                    and Chief Executive Officer

Accepted and agreed to as of
the date first set forth above:

WHITEBOX HEDGED HIGH YIELD PARTNERS

By WHITEBOX ADVISORS, LLC,
     its general partner

By /s/ Andrew J. Redleaf
   -----------------------
   Andrew J. Redleaf, Chief
   Executive Officer